Exhibit 99.1

Annaly Capital Management, Inc. Announces Agreement to Acquire CreXus Investment Corp.

NEW YORK--(BUSINESS WIRE)-- Annaly Capital Management, Inc. (NYSE: NLY) (“Annaly” or the “Company”) announced today that it has reached a definitive agreement with CreXus Investment Corp. (NYSE: CXS) (“CreXus”) to acquire for $13.00 per share in cash (plus a payment in lieu of a prorated dividend) all the shares of CreXus that Annaly does not currently own.

CreXus has approximately 76,630,528 shares of common stock outstanding, of which Annaly holds 9,527,778 shares, or approximately 12.4%. The transaction values CreXus at $996 million and represents a total consideration paid by Annaly of $872 million.

“This transaction represents a significant step toward Annaly’s commitment to investing directly in commercial real estate assets,” said Wellington Denahan, Annaly’s Chairman and Chief Executive Officer. “We believe that wholly owning the commercial real estate platform we currently manage through FIDAC is complementary to our existing business and return profile and should provide stable and diversified risk-adjusted returns to our shareholders.

“This transaction is part of a broad evolution of our capital allocation strategy. Certain highlights include:

•	Immediately accretive - All cash offer, which is immediately accretive to both our taxable earnings and our dividends per share
•	Portfolio diversification - Strategic benefit of the acquisition given our existing asset management expertise and the resultant diversification of our investment portfolio
•	Scalable platform - Commercial platform is highly scalable when combined with Annaly’s broad capital base

“Our commercial real estate expertise, as well as our capabilities in other asset classes, are valuable strategic tools, and we look forward to updating the market on our portfolio as it evolves.”

AGREEMENT TERMS

The merger agreement has been approved by the CreXus Board of Directors, acting in accordance with a unanimous recommendation by a Special Committee of the CreXus Board consisting entirely of directors who are not employees of Annaly or any of its subsidiaries, including Fixed Income Discount Advisory Company (“FIDAC”), a wholly owned subsidiary of Annaly that manages CreXus under a management contract.  Under the terms of the merger agreement, Annaly will make a tender offer for all outstanding shares of common stock of CreXus it does not already own at $13.00 per share in cash, plus a cash payment per share to reflect a pro-rated quarterly dividend for the quarter in which the tender offer is closed.  If a majority of the shares that are not owned by Annaly or its affiliates are properly tendered and not withdrawn, Annaly will purchase the tendered shares and will complete the acquisition of CreXus through a merger, by which CreXus will become a wholly owned subsidiary of Annaly and CreXus shareholders who do not tender their shares in response to the tender offer will receive the same consideration they would have received if they had tendered their shares.

Under the Merger Agreement, Annaly’s tender offer will not begin until after a 45 day period during which CreXus will be able to seek alternate purchasers who would be willing to purchase control of CreXus or its assets on terms that the Special Committee determines to be more favorable to CreXus and its stockholders than those on which Annaly has agreed to purchase the CreXus shares it does not own.

The announced transaction follows a proposal Annaly made on November 9, 2012 to acquire all the CreXus shares it does not already own for $12.50 per share.  The increase in the price Annaly will pay resulted from negotiations between Annaly and the Special Committee of CreXus directors.

The price of $13.00 per share in cash represents approximately a 17.1% premium both to CreXus’ last reported share price on November 9, 2012, the last trading day before Annaly’s announcement of its proposal to acquire all the CreXus shares it does not already own, and to the weighted average trading price of CreXus shares during the 30 trading days ended on November 9, 2012.  The $13.00 price represents approximately a 9% premium to CreXus’ common stock book value per share on September 30, 2012 and a 7% premium to its reported fair value per share as of that date.    The merger agreement does not contain any financing condition but does contain customary conditions to the obligations to purchase the shares tendered in response to the tender offer.  Annaly’s right to accept the tendered shares or to do the merger is conditioned on a majority of the shares not owned by Annaly or its affiliates being properly tendered in response to the tender offer and not withdrawn.

Advisors

BofA Merrill Lynch is acting as financial advisor and K&L Gates LLP is acting as legal advisor to Annaly in connection with this transaction.

About Annaly Capital Management, Inc.

Annaly’s principal business objective is to generate net income for distribution to investors from its investment securities and from dividends it receives from its subsidiaries. Annaly is a Maryland corporation that has elected to be taxed as a real estate investment trust (“REIT”).

About CreXus Investment Corp.

CreXus (NYSE: CXS) is a specialty finance company that acquires, manages and finances, directly or through its subsidiaries, commercial mortgage loans and other commercial real estate debt, commercial mortgage-backed securities and other commercial real estate-related assets. CreXus’ principal business objective is to generate net income for distribution to investors from the spread between the yields on its investments and the cost of borrowing to finance their acquisition and secondarily to provide capital appreciation. CreXus, a Maryland corporation that has elected to be taxed as a REIT, was formed by Annaly in 2009 and is externally managed by FIDAC, which is a wholly-owned subsidiary of Annaly. Each of CreXus’ officers is an employee of Annaly or FIDAC.

News Release Not an Offer

This news release is not the commencement of the tender offer described above and is not otherwise an offer to purchase, or a solicitation of offers to sell, CreXus shares.  Any tender offer will be made by means of an Offer to Purchase, which will be accompanied by a means to tender CreXus common stock.

This news release and our public documents to which we refer contain or incorporate by reference certain forward-looking statements which are based on various assumptions (some of which are beyond our control) may be identified by reference to a future period or periods or by the use of forward-looking terminology, such as "may," "will," "believe," "expect," "anticipate," "continue," or similar terms or variations on those terms or the negative of those terms. Actual results could differ materially from those set forth in forward-looking statements due to a variety of factors, including, but not limited to, changes in interest rates; changes in the yield curve; changes in prepayment rates; the availability of mortgage-backed securities for purchase; the availability of financing and, if available, the terms of any financings; changes in the market value of our assets; changes in business conditions and the general economy; our ability to consummate the transaction and  integrate the commercial mortgage business; our ability to consummate any contemplated investment opportunities; risks associated with the businesses of our subsidiaries, including the investment advisory business of our wholly-owned subsidiaries, including: the removal by clients of assets managed, their regulatory requirements, and competition in the investment advisory business; risks associated with the broker-dealer business of our wholly-owned subsidiary; changes in government regulations affecting our business; our ability to maintain our qualification as a REIT for federal income tax purposes; and our ability to maintain our exemption from registration under the Investment Company Act of 1940, as amended. For a discussion of the risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q. We do not undertake, and specifically disclaim any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

Annaly Capital Management, Inc.
Investor Relations, 888-8Annaly
Source: Annaly Capital Management, Inc.